Exhibit 10.3
June 26, 2006
Tamra L. Koshewa
[Address on file with the Company]
Dear Tamra:
We are pleased to extend this offer of employment to you for the position of Vice President Finance & Corporate Controller; reporting to Chris Black, Senior Vice President & CFO. Below is an outline of the compensation and benefits package that the Company is offering for your consideration:
     Position: Vice President Finance & Corporate Controller
     Departmental Responsibilities: Manage the accounting, financial reporting and financial management operations of the Company.
     Salary Grade / Base Annual Salary: Grade 17 / $210,000. Your salary will be paid on a semi-monthly basis, in accordance with ACL’s payroll practice and procedures for salaried employees. Your salary will be subject to change from time to time based upon your job performance.
     Annual Incentive Plan Eligibility: Target AIP bonus opportunity of up to 50% of actual base earnings. AIP bonus eligibility is determined by achievement of overall company financial performance targets, departmental goals and objects and individual performance measures which may be established by ACL from time to time. All AIP bonus payments are subject to approval by the Compensation Committee of the Board of Directors and will be calculated and disbursed following the release of the Company’s audited financial results for the given calendar year (generally occurring each February). Your 2006 incentive will be a minimum of $70,000.
     Long-Term Incentive Eligibility: Target LTI opportunity equal to approximately 75% of the value of your base annual salary. All LTI equity grants are subject to the terms of ACL’s stock ownership plan(s), must be approved by the Board of Directors, and are generally issued during the first calendar quarter of each year. Components of the equity grants include stock options, restricted stock units and performance restricted units.
     Also, ACL will made a one-time equity grant equal to $200,000 in value to Tamra L. Koshewa, subject to the approval by Resolution of its Compensation Committee. The grant will be shares of American Commercial Lines Inc. common stock (“Restricted Stock Units”) for Officers and Directors, adopted by the Board on January 10, 2005. The actual number of shares will be determined based on the market close price on the date it is approved by the Compensation Committee. This equity grant will vest 1/3 each year from the date the stock is initially provided to you.
     Employee Benefits: As a salaried employee you will eligible to participate in company-sponsored employee benefit programs that include, but are not limited to ACL’s group medical, dental, vision, short- term and long-term disability, life insurance and retirement savings plans. Details of the benefit programs are contained in plan documents and summary plan descriptions that will be provided to you once you begin employment with the Company.
     Vacation: You will be eligible for Four (4) weeks of vacation each calendar year. Vacation accrual and scheduling are subject to ACL’s salaried vacation policy.
     Pre-employment Screening: This employment offer is contingent upon successful completion of a background investigation which may include passing a company provided substance abuse screen.
     The foregoing summarizes the terms and conditions applicable to the employment position being offered to you. However, should you accept this position; you will be subject to the employment policies and procedures generally applicable to salaried employees of ACL. This letter is provided for informational purposes only and does not constitute an agreement or contract.
     Tamra, ACL is very excited about offering you this opportunity. We believe you will make significant contributions toward our future success. We would appreciate your consideration and acceptance of this offer by Wednesday, June 28, 2006. Please indicate your acceptance by signing in the space provided below and return via fax to 812-288-0413 or email to nick.fletcher@acbl.net.
     Regards,
/s/ Nick Fletcher
Nick Fletcher
Senior Vice President, Human Resources
812-288-0263
     By signing below, I agree too accept employment with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that I shall have the right to terminate my employment with ACL at any time for any reason by providing ACL with reasonable notice and the Company shall have the same right to discontinue my employment at any time for any reason.

/s/ Tamra L. Koshewa Tamra L. Koshewa	June 28, 2006 Date